EXHIBIT 99.(A)(1)(E)

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept NVIDIA Corporation’s (“NVIDIA”) offer to exchange certain options held by its employees, and you would like to change your election and reject the offer, you must sign this Notice and send it to Stock Administration at NVIDIA by hand delivery or via facsimile at (408) 486-2577 before midnight, Pacific Time, on October 24, 2002, unless the offer is extended. If you have questions regarding the process for returning this Notice, please send an email to optionexchange@nvidia.com.

To NVIDIA:

I previously received a copy of the Offer to Exchange documents (dated September 26, 2002), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept NVIDIA’s offer to exchange one or more of my Eligible Options. I now wish to change that election and reject NVIDIA’s offer to exchange one or more of my Eligible Options, which are indicated below. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the offer, and reject the offer instead. I have read and understand all of the terms and conditions of the offer.

I understand that in order to reject the offer, I must sign and deliver this Notice to Stock Administration at NVIDIA by hand delivery or via facsimile at (408) 486-2577 before midnight, Pacific Time, on October 24, 2002, or if NVIDIA extends the deadline to exchange Eligible Options, before the extended expiration of the offer.

By rejecting the offer, I understand that I will not receive any Issued Common Stock, and I will keep my Eligible Options. These options will continue to be governed by the stock option plan under which they were granted and the existing option agreements between NVIDIA and me.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I do not accept the offer to exchange the following Eligible Options.

Grant ID	Grant Date	Exercise Price	Shares Outstanding

Optionee Signature	Date

Name (Please print)	Employee ID

Email Address